Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-129504) of our report dated May 11, 2005, with respect to the statement of combined revenues and direct operating expenses of the natural gas properties acquired from Dan A. Hughes Company and other interest owners for the year ended December 31, 2004, contained therein appearing in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Rylander, Clay & Opitz, L.L.P.
Rylander, Clay & Opitz, L.L.P.
Fort Worth, Texas
December 28, 2005